UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Pivotal Holdings Corp

(Exact name of registrant as specified in its charter)

British Virgin Islands	98-1614508
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

The Offices 4, One Central

Dubai World Trade Center

Dubai, United Arab Emirates

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Ordinary Shares, par value $0.0001 per share Warrants	The Nasdaq Stock Market LLC The Nasdaq Stock Market LLC
Units, each consisting of one Class A Ordinary Share, $0.0001 par value, and one-third of one Warrant	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-259800

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Class A ordinary shares, par value $0.0001 per share, of Pivotal Holdings Corp (the “Class A Ordinary Shares”), warrants to purchase Class A Ordinary Shares (the “Warrants”) and units consisting of one Class A Ordinary Share and one-third of a Warrant (the “Units”). The description of the Class A Ordinary Shares, Warrants and Units contained under the heading “Description of Holdings Securities” in the proxy statement/prospectus forming a part of the Registration Statement on Form F-4, as originally filed with the Securities and Exchange Commission on September 27, 2021, as amended and supplemented from time to time (Registration No. 333-259800) (the “Registration Statement”) to which this Form 8-A relates is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

The Class A Ordinary Shares, the Warrants and the Units to be registered hereunder have been approved for listing on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “GMBT”, “GMBTW” and “GMBTU”, respectively. At the effective time of the Company Merger, as defined in the Registration Statement, Pivotal Holdings Corp will change its name to “Swvl Holdings Corp” and intends to change the trading symbols of the Holdings Common Shares A and the Holdings Warrants to “SWVL” and “SWVLW”, respectively. At the effective time of the Company Merger, the Units will separate into their component securities and will cease to exist.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed herewith or incorporated by reference herein because no other securities of the registrant are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PIVOTAL HOLDINGS CORP

Date: March 30, 2022	By:	/s/ Mostafa Kandil
Name: Mostafa Kandil
Title: Director